Exhibit EX-99.d.1.d

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

GENWORTH VARIABLE INSURANCE TRUST

     AGREEMENT made as of the ___ day of ___________, 2009, by and between Genworth Variable Insurance Trust, a Delaware statutory trust (the “Trust), on behalf of each of its series listed on Schedule A hereto (each, a “Fund,” and together, the “Funds”), and Genworth Financial Wealth Management, Inc., a California corporation (the “Advisor”).

     WHEREAS, the Advisor has entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) with the Trust, on behalf of each of the Funds, pursuant to which the Advisor provides, or arranges for the provision of, investment advisory services to each Fund, and for which it is compensated based on the average daily net assets of each such Fund; and

     WHEREAS, the Trust and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the total expenses of each Fund to the amount provided for each Fund on Schedule A hereto, as may be amended from time to time;

     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. FEE WAIVER AND EXPENSE ASSUMPTION.

     The Advisor hereby agrees to waive all or a portion of its advisory fees and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of each Fund, to the extent necessary so that the Fund’s Total Annual Operating Expenses (excluding any taxes, interest, brokerage fees, insurance costs and extraordinary expenses) do not exceed a specified percentage of the average daily net assets of the Fund, as indicated in Schedule A to this Agreement.

2. REIMBURSEMENT.

     The Trust, on behalf of each Fund, agrees to repay the Advisor any waived fees or expenses assumed for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years following the time at which the Advisor waived fees or assumed expenses for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Operating Expenses (excluding any taxes, interest, brokerage fees, insurance costs, securities lending, expense offset and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the waiver/assumption of expenses. The Trust agrees to furnish or otherwise make available to the Advisor such copies of its financial statements, reports, and other information relating to its business and affairs as the Advisor may, at any time or from time to time, reasonably request in connection with this Agreement.

3. ASSIGNMENT.

     This Agreement may not be assigned by the Advisor without the prior consent of the Trust.

4. DURATION AND TERMINATION.

     This Agreement shall remain in effect for an initial period commencing on the effective date of this Agreement through ending ___________, 2010, and shall continue in effect from year to year thereafter upon mutual agreement of the Trust and the Advisor. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement. In the event of merger or liquidation of a Fund, this Agreement, as it relates that merged or liquidated Fund only, shall automatically terminate upon the consummation of such merger or liquidation transaction.

     The parties hereto have caused this Agreement to be effective as of the _______ day of _________, 2009.

                                                                      GENWORTH VARIABLE INSURANCE TRUST

                                                                      By: _________________________

                                                                     Name and Title: Carrie E. Hansen, President

                                                                     GENWORTH FINANCIAL WEALTH MANAGEMENT, INC.

                                                                     By:_________________________

                                                                     Name and Title: Gurinder S. Ahluwalia, Co-Chairman

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SCHEDULE A

Expense
	Limit	Expense
Fund	Institutional	Limit Service
	Shares	Shares*
Genworth 40/60 Index Allocation Fund	_____%	______%
Genworth 60/40 Index Allocation Fund	_____%	______%
Genworth Moderate Allocation Fund	______%	______%
Genworth Growth Allocation Fund	______%	______%
Genworth Enhanced Small Cap Index Fund	_____%	______%
Genworth Enhanced International Equity Index Fund	_____%	______%

*	As a percentage of the Fund’s average daily net assets.